Exhibit 10.7

                                                                  Execution Copy
                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered as of April 19, 2007 (the "Effective Date"), by and between Bauble Holdings Corp., a Delaware corporation ("Holdings"), and Eugene S. Kahn (the "Executive").

      WHEREAS, upon the closing (the "Closing") of the transactions contemplated by that certain Agreement and Plan of Merger dated as of March 20, 2007 (the "Merger Agreement"), by and among Holdings, Bauble Acquisition Sub, Inc., a Florida corporation ("Merger Sub") and Claire's Stores, Inc., a Florida corporation ("Claire's"), Merger Sub will merge with and into Claire's, and Claire's shall become a wholly-owned subsidiary of Holdings (the "Acquisition");

      WHEREAS, Holdings desires to employ the Executive on the terms and subject to the conditions set forth herein and the Executive has agreed to be so employed.

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Employment of Executive; Duties.

      1.1 Title. During the Employment Period (as defined in Section 2 hereof), the Executive shall serve as Chief Executive Officer of Holdings.

      1.2   Duties.

            (a) During the Employment Period, the Executive shall have overall responsibility for the business affairs and activities of Holdings, its subsidiaries and Affiliates (as defined in Section 5.4(a) hereof), and shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of the Executive's position and shall render such services on the terms set forth herein. In addition, the Executive shall have such other executive and managerial powers and duties as may reasonably be assigned to the Executive by the Board of Directors of Holdings (the "Board"), commensurate with the Executive serving as Chief Executive Officer. Except for sick leave, reasonable vacations and excused leaves of absence, the Executive shall, throughout the Employment Period, devote substantially all of the Executive's working time, attention, knowledge and skills faithfully, and to the best of the Executive's ability, to the duties and responsibilities of the Executive's positions in furtherance of the business affairs and activities of Holdings and its subsidiaries and Affiliates.

            (b) During the Employment Period, the Executive's principal place of employment shall be at Holdings' office in Hoffman Estates, Illinois. The Executive is encouraged, but shall not be required to, relocate his principal residence to the greater Chicago metropolitan area.

            (c) The Executive shall at all times be subject to, comply with, observe and carry out (i) Holdings' rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally and in effect from time to time and (ii) such rules, regulations, policies, codes of ethics and/or conduct, directions and restrictions as the Board may from time to time reasonably establish or approve generally for senior executive officers of Holdings.

      1.3 Duties prior to the Closing Date. From the Effective Date until the date of the Closing (the "Closing Date"), the Executive agrees to be listed as Chief Executive Officer of Holdings or any of its subsidiaries in all documentation in connection with the Acquisition, shall participate in the "road show" relating to the financing of the Acquisition, and shall perform such other services as reasonably requested by the Board in order to facilitate completion of the Acquisition.

2. Term of Employment. This Agreement shall govern the terms and conditions of the Executive's employment by Holdings, and the termination thereof, from the Effective Date through the third anniversary of the Closing Date (the "Term"), provided that on each annual anniversary of the Closing Date, the Term shall be extended for one additional year, unless during the thirty
(30) day period ending on any such anniversary date, Holdings or the Executive notifies the other in writing not to have the Term so extended. The portion of the Term following the Closing Date during which the Executive is actually employed by Holdings under this Agreement is referred to as the "Employment Period". Should the Merger Agreement be terminated prior to completion of the Acquisition, this Agreement shall expire and neither party shall have any further obligations or rights hereunder, except that the Executive shall receive a lump sum payment equal to $1,000,000 multiplied by a fraction, the numerator of which is the number of days from and including the Effective Date, to and including the date of expiration, and the denominator of which is 365.

3.    Compensation and General Benefits.

      3.1   Base Salary.

            (a) During the Employment Period, Holdings agrees to pay to the Executive an annual base salary in an amount equal to $1,000,000 (such base salary, as may be adjusted from time to time pursuant to Section 3.1(b), is referred to herein as the "Base Salary"). The Executive's Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with Holdings' normal payroll practices and procedures in effect from time to time for the payment of salaries to officers of Holdings, but in no event less frequently than monthly.

            (b) The Board or the Compensation Committee established by the Board (the "Compensation Committee") shall review the Executive's performance on an annual basis and, based on such review, may change the Base Salary, as it, acting in its sole discretion, shall determine to be reasonable and appropriate.

            (c) Upon or as soon as practicable following the Closing Date, subject to the Executive's satisfactory performance of his duties under Section 1.3, the Executive shall receive a lump sum payment equal to $1,000,000 multiplied by a fraction, the numerator of which is the number of days from and including the Effective Date to and including the Closing Date, and the denominator of which is 365.


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

      3.2 Bonus. With respect to each fiscal year of Holdings that ends during the Employment Period, the Executive shall be eligible to receive from Holdings an annual performance bonus (the "Annual Bonus") based upon Holdings' attainment of annual goals established by the Board or the Compensation Committee, which may include Holdings' comparable store sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and/or cash generation goals. The Executive's target Annual Bonus shall be one hundred percent (100%) of the Executive's Base Salary if Holdings meets targeted levels of performance to be determined by the Board or the Compensation Committee for the applicable year; provided that for the first fiscal year that ends following the Closing Date, the Annual Bonus shall be no less than one hundred percent (100%) of the Executive's Base Salary paid from the Closing Date to such fiscal year end. The Board or the Compensation Committee will also establish threshold and stretch performance levels which, if achieved, will entitle the Executive to an Annual Bonus equal to such percentage of Executive's Base Salary as established by the Board or the Compensation Committee. Any Annual Bonus earned shall be payable in full as soon as reasonably practicable following the determination thereof, but in no event later than April 15 of the following year (unless administratively impracticable to do so because the Company's results for the applicable year had not yet been finalized) and in accordance with Holdings' normal payroll practices and procedures. Except as otherwise expressly provided in Section 4 hereof, any Annual Bonus (or portion thereof) payable under this Section 3.2 shall not be earned and payable unless the Executive is employed by Holdings on the last day of the period to which such Annual Bonus relates.

      3.3   Expenses.

            (a) In addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive shall be entitled to receive reimbursement from Holdings for all reasonable and necessary expenses incurred by the Executive during the Term in performing the Executive's duties hereunder on behalf of Holdings, subject to, and consistent with, Holdings' policies for expense payment and reimbursement, in effect from time to time.

            (b) Until the date the Executive relocates his principal residence to the greater Chicago metropolitan area, the Executive shall also be entitled to reimbursement for lodging and transportation expenses between the Chicago area and the Executive's principal residence in the St. Louis, Missouri area. If, after six months following the Closing Date, the Executive has not relocated to the greater Chicago metropolitan area, Holdings will making available a corporate apartment or reimburse the Executive for the reasonable costs to rent an apartment, including utilities, such as gas, electricity, telephone, cable/satellite and internet services. In addition, upon or as soon as practicable after the Closing Date, Holdings shall pay the professional expenses incurred by Executive in connection with the negotiation and documentation of this Agreement (including all Exhibits thereto), up to a maximum of $27,500. Expense reimbursement amounts described in this Section 3.3(b) and in Section
3.4 for relocation costs shall be grossed-up to the extent includible in Executive's income.

      3.4 Benefits. During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this
Section 3 or elsewhere herein, the Executive shall be entitled to participate in, and to receive benefits under, any benefit plans,


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

arrangements or policies made available by Holdings to its senior executive officers generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan, arrangement or policy. The Executive shall be entitled to relocation benefits in accordance with Holding's executive relocation policy.

      3.5   Employee Stock Options and Restricted Stock.

            (a) On or shortly after the Closing Date, Holdings shall have adopted a stock option plan, in the form attached hereto as Exhibit A and incorporated herein by reference (the "Plan"), for the grant of stock options to employees or directors of Holdings or of any subsidiary of Holdings to purchase shares of Common Stock of Holdings (the "Common Stock").

            (b) On or shortly after the Closing Date, pursuant to the Plan, the Executive shall be granted nonqualified options to purchase a total of number of shares of Common Stock representing 2.1% of the outstanding shares of Common Stock immediately following the Closing at a price per share equal to the price per share paid by Apollo (as defined in Exhibit D) for its shares (the "Apollo Price") on the terms set forth in the Option Grant Letter attached hereto as Exhibit B and incorporated herein by reference (the "Option Letter").

            (c) On or shortly after the Closing Date, the Executive shall be awarded such number of shares of Common Stock equal to $750,000 divided by the Apollo Price on the terms set forth in the Stock Purchase and Grant Letter attached hereto as Exhibit C and incorporated herein by reference (the "Stock Letter").

      3.6   Stock Investment.

            (a) On the Closing Date, Holdings agrees to offer and sell to Executive, and the Executive agrees to purchase from Holdings, shares of Common Stock for aggregate cash consideration of $1,000,000 at a price per share equal to the Apollo Price (the "Stock Purchase"). The Stock Purchase shall otherwise be on the terms set forth in the Stock Letter.

            (b) Upon completion of the Stock Purchase, the Executive shall be granted an additional fully vested nonqualified stock option to purchase an equal number of shares of Common Stock at a price per share equal to the Apollo Price on the terms set forth in the Option Letter.

4.    Termination.

      4.1   General.   The  employment  of  the  Executive  hereunder  (and  the
Employment Period) shall terminate as provided in Section 2 hereof, unless earlier terminated in accordance with the provisions of this Section 4.

      4.2   Death or Disability of the Executive.

            (a) The employment of the Executive hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive and (ii) at the option of Holdings, upon not less than fifteen (15) days' prior written notice to the Executive or the Executive's personal representative or guardian, if the Executive suffers a "Total Disability" (as defined in


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

Section 4.2(b) hereof). Upon termination for death or Total Disability, Holdings shall pay to the Executive, guardian or personal representative, as the case may be, a prorated share of the Annual Bonus pursuant to Section 3.2 hereof (based on the period of actual employment) that the Executive would have been entitled to had the Executive worked the full year during which the termination occurred, which bonus shall be based on actual performance of Holdings for the year of such termination. Any bonus shall be payable as soon as reasonably practicable following the determination thereof, but in no event later than April 15 of the following year (unless administratively impracticable to do so because the Company's results for the applicable year had not yet been finalized), and in accordance with Holdings' normal payroll practices and procedures.

            (b) For purposes of this Agreement,  "Total  Disability"  shall mean
(i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (ii) the written determination by a physician selected by Holdings and acceptable to Executive (which acceptance shall not be unreasonably withheld), (which expense shall be paid by Holdings) that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform, with or without reasonable accommodation, the material duties of the Executive required hereby, and that such disability has lasted for ninety (90) consecutive days or any one hundred twenty (120) days during the immediately preceding twelve (12)-month period or is, as of the date of determination, reasonably expected to last six (6) months or longer after the date of determination, in each case based upon medically available reliable information or (iii) Executive's qualifying for benefits under Holdings' long-term disability coverage, if any. In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive hereby consents to (x) any examinations that the Board or the Compensation Committee reasonably determines are relevant to a determination of whether the Executive is mentally and/or physically disabled or are required by Holdings physician,
(y) furnish such medical information as may be reasonably requested and (z) waive any applicable physician patient privilege that may arise because of such examination. All expenses incurred by the Executive under this subsection shall be paid by Holdings.

      4.3   Termination  by  Holdings   Without  Cause  or  Resignation  by  the
Executive For Good Reason, or in the event of a Change of Control.

            (a) Holdings may terminate the Executive's employment without "Cause" (as defined in Section 4.3(g)), and thereby terminate the Executive's employment (and the Employment Period) under this Agreement at any time with no requirement for notice to the Executive.

            (b) The Executive may resign, and thereby terminate the Executive's employment (and the Employment Period), at any time for "Good Reason" (as defined in Section 4.3(f) hereof), upon not less than thirty (30) days' prior written notice to Holdings specifying in reasonable detail the reason therefore; provided, however, that Holdings shall have a reasonable opportunity to cure any such Good Reason (to the extent possible) within such thirty (30) day notice period after Holdings' receipt of such notice; and provided further that, if Holdings is not seeking to cure, Holdings shall not be obligated to allow the Executive to continue working during such period and may, in its sole discretion, accelerate such termination


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

of employment (and the Employment Period) to any date during such period. Executive may not terminate employment under this Agreement for Good Reason regarding any of Holdings' acts or omissions of which Executive had actual notice for sixty (60) days or more prior to giving notice of termination for Good Reason.

            (c) In the event the Executive's employment is terminated pursuant to this Section 4.3, then, subject to Section 4.3(d) hereof, the following provisions shall apply:

                  (i) Holdings shall continue to pay the Executive the Base Salary to which the Executive would have been entitled pursuant to
            Section 3.1 hereof (at the Base Salary rate during the year of termination) had the Executive remained in the employ of Holdings until the expiration of the Term in effect immediately prior to the date of termination, with all such amounts payable in accordance with Holdings' normal payroll practices and procedures in the same manner and at the same time as though the Executive remained employed by Holdings.

                  (ii) If such  termination  occurs upon or within eighteen (18)
            months following a Change of Control (as defined in Exhibit D attached hereto), Holdings shall continue to pay the Executive the Base Salary to which the Executive would have been entitled pursuant to Section 3.1 hereof (at the Base Salary rate during the year of termination) for the greater of (A) the period set forth in Section 4.3(c)(i) hereof or (B) a two (2)-year period following such date of termination, with all such amounts payable in accordance with Holdings' normal payroll practices and procedures in the same manner and at the same time as though the Executive remained employed by Holdings.

                  (iii) In the event the  Executive's  employment  is terminated pursuant to this Section 4.3 without Cause, and if Holdings has previously effected reductions in the Executive's Base Salary and the base salary of all senior executives of Holdings, which reductions were substantially similar, then the Base Salary rate for purposes of Section 4.3(c)(i) or (ii) hereof shall be the Base Salary rate in effect immediately prior to such reductions.

                  (iv) Holdings  shall pay to the Executive a prorated  share of the Annual Bonus pursuant to Section 3.2 hereof (based on the period of actual employment) that the Executive would have been entitled to had the Executive worked the full year during which the termination occurred, based on actual performance of Holdings for the year of such termination. The bonus shall be payable as soon as reasonably practicable following the determination thereof, but in no event later than April 15 of the following year (unless administratively impracticable to do so because the Company's results for the applicable year had not yet been finalized), and in accordance with Holdings' normal payroll practices and procedures.

                  (v) If the Executive elects continuation coverage (with respect to the Executive's coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA Continuation Coverage") with respect to Holdings' group health insurance plan,


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

                  the Executive shall be responsible for payment of the monthly cost of COBRA Continuation Coverage. Unless prohibited by law, Holdings shall reimburse the Executive for any portion of the monthly cost of COBRA Continuation Coverage that exceeds the amount of the monthly health insurance premium (with respect to the Executive's coverage and/or any eligible dependent coverage) payable by the Executive immediately prior to the date of Executive's termination, such reimbursements to continue (A) through the expiration of the Term in effect immediately prior to the date of termination or (B) in the event that Executive's Base Salary is being paid pursuant to
                  Section 4.3(c)(ii), for the period set forth therein. Holdings shall pay the reimbursements on a monthly basis in accordance with Holdings' normal payroll practices and procedures.

                  (d) As a condition precedent to the Executive's right to receive the benefits set forth in Section 4.3(c) hereof, the Executive agrees to execute a release of Holdings and its respective Affiliates, officers, directors, stockholders, employees, agents, insurers, representatives and successors from and against any and all claims that the Executive may have against any such Person (as defined in Section 5.4(f) hereof) relating to the Executive's employment by Holdings and the termination thereof, in the form attached hereto as Exhibit E, as such form may be amended from time to time to comply with changes in law.

                  (e) For purposes of this Agreement, the Executive would be entitled to terminate the Executive's employment for "Good Reason" if without the Executive's prior written consent:

                        (i)   Holdings   fails  to  comply  with  any   material
                  obligation imposed by this Agreement;

                        (ii) Holdings changes the Executive's position from that
                  of Chief Executive Officer;

                        (iii) Holdings effects a reduction in the Executive's Base Salary, unless all senior executives of Holdings receive a substantially similar reduction in base salary; or

                        (iv) Holdings requires the Executive to be based (excluding regular travel responsibilities) at any office or location more than 75 miles outside of Hoffman Estates, Illinois, provided that the Executive had previously relocated his principal residence to the greater Chicago metropolitan area.

                  (f)  For  purposes  of  this  Agreement,   "Cause"  means  the
occurrence of any one or more of the following events:

                        (i) an act of  fraud,  embezzlement,  theft or any other
                  material violation of law that occurs during or in the course of Executive's employment with Holdings;

                        (ii) intentional damage to Holdings' assets;


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                        (iii) intentional  disclosure of Holdings'  confidential
                  information contrary to Holdings' policies;

                        (iv) material  breach of Executive's  obligations  under
                  this Agreement;

                        (v) intentional engagement in any activity which would constitute a breach of Executive's duty of loyalty or of your obligations under this Agreement;

                        (vi) material breach of any of material Holdings' policy
                  that has been communicated to the Executive in writing;

                        (vii) the willful and continued failure to substantially
                  perform Executive's duties for Holdings (other than as a result of incapacity due to physical or mental illness); or

                        (viii) willful conduct by Executive that is demonstrably
                  and materially injurious to Holdings, monetarily or otherwise.

                  For purposes of this Section  4.3(f),  an act, or a failure to act, shall not be deemed "willful" or "intentional" unless it is done, or omitted to be done, by Executive in bad faith or without a reasonable belief that Executive's action or omission was in the best interest of Holdings. Failure to meet performance standards or objectives, by itself, does not constitute "Cause".

      4.4 Termination For Cause, Voluntary Resignation Other Than For Good Reason or Election Not to Extend the Term.

            (a) (i) Holdings may, upon action of the Board, terminate the employment of the Executive (and the Employment Period) at any time for "Cause,"
(ii) the Executive may voluntarily resign other than for Good Reason and thereby terminate the Executive's employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30)-days' prior written notice or (iii) either Holdings or the Executive may elect not to extend or further extend the Term pursuant to Section 2 hereof.

            (b) Upon termination by Holdings for Cause, by the Executive as the result of resignation for other than for Good Reason, or by Holdings or the Executive at the end of the Term as the result of an election not to extend or further extend the Term, the Executive shall be entitled to receive all amounts of earned but unpaid Base Salary and benefits accrued and vested through the date of such termination.

            (c) Before Holdings may terminate the Executive for Cause pursuant to Section 4.4(a)(i), the Directors other than Executive (the "Disinterested Directors") shall deliver to the Executive a written notice of Holdings' intent to terminate the Executive for Cause, and the Executive shall have been given a reasonable opportunity to cure any such acts or omissions (which are susceptible of cure as reasonably determined by the Disinterested Directors by majority vote thereof) within thirty (30) days after the Executive's receipt of such notice.


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      4.5   Resignation  from Officer  Positions.  Upon the  termination  of the
Executive's employment for any reason (unless otherwise agreed in writing by Holdings and the Executive), the Executive will be deemed to have resigned, without any further action by the Executive, from any and all officer, director and/or director positions that the Executive, immediately prior to such termination, (a) held with Holdings or any of its Affiliates and (b) held with any other entities at the direction of, or as a result of the Executive's affiliation with, Holdings or any of its Affiliates. If for any reason this
Section 4.5 is deemed to be insufficient to effectuate such resignations, then Executive will, upon Holdings' request, execute any documents or instruments that Holdings may deem necessary or desirable to effectuate such resignations. In addition, the Executive hereby designates the Secretary or any Assistant Secretary of Holdings and of any Affiliate to execute any such documents or instruments as the Executive's attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of Holdings or Affiliate is deemed by Holdings or the Affiliate to be a more expedient means to effectuate such resignation or resignations.

      4.6 Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, the parties mutually desire to avoid adverse tax consequences associated with the application of Section 409A of the Code to this Agreement and agree to cooperate fully and take appropriate reasonable actions that preserve to the Executive, to the maximum extent practical, the full economic benefit of this Agreement while avoiding any such consequences under Section 409A of the Code, including delaying payments and reforming the form of the Agreement if such action would reduce or eliminate taxes and/or interest payable as a result of Section 409A of the Code. In this regard, notwithstanding anything to the contrary in this Section 4, to the extent necessary to comply with Section 409A of the Code, any payment required under this Section 4 shall be deferred for a period of six (6) months, regardless of the circumstances giving rise to or the basis for such payment.

      5.    Confidentiality,    Work    Product    and    Non-Competition    and
Non-Solicitation.

      5.1   Confidentiality.

            (a) In connection with the Executive's employment with Holdings, Holdings promises to provide the Executive with access to "Confidential Information" (as defined in Section 5.4(d) hereof) in support of the Executive's employment duties. The Executive recognizes that Holdings' business interests require a confidential relationship between Holdings and the Executive and the fullest practical protection and confidential treatment of all Confidential Information. At all times, both during and after the Employment Period, the Executive shall not directly or indirectly: (i) appropriate, download, print, copy, remove, use, disclose, divulge, communicate or otherwise "Misappropriate" (as defined in Section 5.4(e) hereof), any Confidential Information, including, without limitation, originals or copies of any Confidential Information, in any media or format, except for (A) Holdings' benefit within the course and scope of the Executive's employment or with the prior written consent of a majority of the Disinterested Directors, (B) that which the Executive is required to disclose by applicable law, regulations or legal process (provided that the Executive provides Holdings with prior notice according to Section 5.1(d) hereof) or (C) that which the Executive discloses to his spouse, personal tax and financial advisors, and/or attorney as reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning; or (ii) take or encourage any action that would circumvent, interfere with or otherwise diminish the value or benefit of the Confidential Information to any of Holdings Parties (as defined in Section 5.4(b) hereof).

            (b) All Confidential Information, and all other information and property affecting or relating to the business of the Company Parties within the Executive's possession, custody or control, regardless of form or format, shall remain, at all times, the property of the respective Company Parties, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement.

            (c) The Executive acknowledges and agrees that:

                  (i) the Executive  occupies a unique position within Holdings, and the Executive is and will be intimately involved in the development and/or implementation of Confidential Information;

                  (ii) in the event the Executive breaches this Section 5.1 with respect to any Confidential Information, such breach shall be deemed to be a Misappropriation of such Confidential Information; and

                  (iii) any  Misappropriation  of Confidential  Information will result in immediate and irreparable harm to Holdings.

            (d) Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Executive's direct or indirect disclosure or production of any Confidential Information to any Person, the Executive shall promptly and timely notify Holdings and provide a description and, if applicable, hand deliver a copy of such request to Holdings. The Executive irrevocably nominates and appoints Holdings as the Executive's true and lawful attorney-in-fact to act in the Executive's name, place and stead to perform any act that the Executive might perform to defend and protect against any disclosure of Confidential Information.

            (e) At any time Holdings may request, during or after the Employment Period, the Executive shall deliver to Holdings all originals and copies of Confidential Information and all other information and property affecting or relating to the business of the Company Parties within the Executive's possession, custody or control, regardless of form or format, including, without limitation any Confidential Information produced by the Executive. Both during and after the Employment Period, Holdings shall have the right of reasonable access to review, inspect, copy and/or confiscate any Confidential Information within the Executive's possession, custody or control.

            (f) Upon termination or expiration of this Agreement, the Executive shall immediately return to Holdings all Confidential Information, and all other information and property affecting or relating to the business of the Company Parties, within the Executive's possession, custody or control, regardless of form or format, without the necessity of a prior Company request.

            (g) During the Employment Period, the Executive represents and agrees that the Executive will not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that the Executive will not bring onto the premises of Holdings or access such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of Holdings.

      5.2   Work Product/Intellectual Property.

            (a) Assignment. The Executive hereby assigns to Holdings all right, title and interest to all "Work Product" (as defined in Section 5.4(h) hereof) that (i) relates to any of the Company Parties' actual or anticipated business, research and development or existing or future products or services, or (ii) is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of any of the Company Parties (including, without limitation, any intellectual property rights).

            (b) Disclosure. The Executive shall promptly disclose Work Product to the Disinterested Directors and perform all actions reasonably requested by Holdings (whether during or after the Employment Period) to establish and confirm the ownership and proprietary interest of any of the Company Parties in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Executive shall not file any patent or copyright applications related to any Work Product except with the written consent of a majority of the Disinterested Directors.

      5.3   Non-Competition and Non-Solicitation.

            (a) In consideration of the Confidential  Information being provided to the Executive as stated in Section 5.1 hereof, and other good and valuable new consideration as stated in this Agreement, including, without limitation, employment and/or continued employment with Holdings, and the business relationships, Company goodwill, work experience, client, customer and/or vendor relationships and other fruits of employment that the Executive will have the opportunity to obtain, use and develop under this Agreement, the Executive agrees to the restrictive covenants stated in this Section 5.3.

            (b) From the Closing Date until the end of the Restricted Period (as defined in Section 5.4(g) hereof), the Executive agrees that the Executive will not, directly or indirectly, on the Executive's own behalf or on the behalf of any other Person, within the United States of America or in any other country or territory in which the businesses of Holdings are conducted:

                  (i) engage in a Competing Business (as defined in Section 5.4(c) hereof), including, without limitation, by owning, managing, operating, controlling, being employed by, providing services as a consultant or independent contractor to or participating in the ownership, management, operation or control of any Competing Business;

                  (ii) induce or attempt to induce any customer, vendor, supplier, licensor or other Person in a business relationship with any Company Party, for or with which the Executive or employees working under the Executive's supervision had any direct or indirect responsibility or contact during the Employment Period, (A) to do business with a Competing Business or (B) to cease, restrict, terminate or otherwise reduce business with Holdings for the benefit of a Competing Business, regardless of whether the Executive initiates contact; or

                  (iii) (A) solicit, recruit, persuade,  influence or induce, or attempt to solicit, recruit, persuade, influence or induce anyone employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant), to cease or leave their employment or contractual or consulting relationship with any Company Party, regardless of whether the Executive initiates contact for such purposes or (B) hire, employ or otherwise attempt to establish, for any Person, any employment, agency, consulting, independent contractor or other business relationship with any Person who is or was employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant).

            (c) The parties hereto acknowledge and agree that, notwithstanding anything in Section 5.3(b)(i) hereof, (i) the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 5.3(b)(i), as long as with respect to each such investment the securities held by the Executive do not exceed five percent (5%) of the outstanding securities of such Person and such securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) the Executive may serve on the board of directors (or other comparable position) or as an officer of any entity at the request of the Board; provided, however, that in the case of investments otherwise permitted under clause (i) above, the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend the Executive's name to, any such Person.

            (d) The Executive acknowledges that (i) the restrictive covenants contained in this Section 5.3 hereof are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement, (ii) at the time that these restrictive covenants are made, the limitations as to time, geographic scope and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the good will and other legitimate business interests of Holdings, including without limitation, Confidential Information (including trade secrets), client, customer and/or vendor relationships, client and/or customer goodwill and business productivity, (iii) in the event of termination of the Executive's employment, the Executive's experiences and capabilities are such that the Executive can obtain gainful employment without violating this Agreement and without the Executive incurring undue hardship, (iv) based on the relevant benefits and other new consideration provided for in this Agreement, including, without limitation, the disclosure and use of Confidential Information, the restrictive covenants of this Section 5.3, as applicable according to their terms, shall remain in full force and effect even in the event of the Executive's involuntary termination from employment, with or without Cause and (v)the Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement and consents to the terms of the restrictive covenants in this Section 5.3, with the knowledge that this Agreement may be terminated at any time in accordance with the provisions hereof.

      5.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            (a) An "Affiliate" of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, "control" or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

            (b) "Company Parties" means Holdings, and its direct and indirect parents, subsidiaries and Affiliates, and their successors in interest.

            (c) "Competing  Business" means any business that owns or operates a specialty retail chain, which chain derives 15% or more of its revenue for the trailing 12 months from the sale of costume jewelry or accessories targeted to girls or women, provided that a competing business shall not include any such chain where the average revenue per purchase transaction for the trailing 12 months is more than five times Holdings' average revenue per purchase transaction for the same period.

            (d) Confidential Information.

                  (i) Definition.  "Confidential  Information" means any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to any of the Company Parties (as well as their customers and/or vendors) that is confidential, proprietary or trade secret (A)by its nature, (B)based on how it is treated or designated by a Company Party, (C)because the disclosure of which would have a material adverse effect on the business or planned business of any of the Company Parties and/or (D)as a matter of law.

                  (ii) Exclusions. Confidential Information does not include material, data, and/or information (A)that any Company Party has voluntarily placed in the public domain, (B)that has been lawfully and independently developed and publicly disclosed by third parties,
            (C)that constitutes the general non-specialized knowledge and skills gained by the Executive during the Employment Period or (D)that is otherwise in the public domain through lawful means; provided, however, that the unauthorized appropriation, use or disclosure of Confidential Information by the Executive, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.

                  (iii) Inclusions.  Confidential Information includes,  without limitation, the following information (including without limitation, compilations or collections of information) relating or belonging to any Company Party (as well as their clients, customers and/or vendors) and created, prepared, accessed, used or reviewed by the Executive during or after the Employment Period: (1)product and manufacturing information, such as ingredients, combinations of ingredients and manufacturing processes; (2)scientific and technical information, such as research and development, tests and test results, formulae and formulations, studies and analysis; (3)financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, non-public financial statements and reports, profit and loss information,
            margin   information   and   financial   performance    information;
            (4)customer related information, such as customer related contracts, engagement and scope of work letters, proposals and presentations, customer-related contacts, lists, identities and prospects, practices, plans, histories, requirements and needs, price information and formulae and information concerning client or customer products, services, businesses or equipment specifications;
            (5)vendor and supplier related information, such as the identities, practices, history or services of any vendors or suppliers and vendor or supplier contacts; (6)sales, marketing and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices and techniques and pricing schedules and lists; (7)database, software and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software and computer-stored or backed-up information including, but not limited to, e-mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images and video; (8)employee-related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, experience), compensation and needs of employees, representatives and contractors and training methods; and (9)business- and operation-related information, such as operating methods, procedures, techniques, practices and processes, information about acquisitions, corporate or business opportunities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists and other written and graphic business records.

            (e)   "Misappropriate", or any form thereof, means:

                  (i) the acquisition of any Confidential Information by a Person who knows or has reason to know that the Confidential
            Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy or espionage through electronic or other means (each, an "Improper Means"); or

                  (ii) the  disclosure  or use of any  Confidential  Information without the express consent of Holdings by a Person who (A)used Improper Means to acquire knowledge of the Confidential Information
            (B)at the time of disclosure or use,
            knew or had reason to know that his or her knowledge of the Confidential Information was (x)derived from or through a Person who had utilized Improper Means to acquire it, (y)acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use or (z)derived from or through a Person who owed a duty to Holdings to maintain its secrecy or limit its use or (C)before a material change of his or her position, knew or had reason to know that it was Confidential Information and that knowledge of it had been acquired by accident or mistake.

            (f) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

            (g) "Restricted Period" means the longer of (i) twelve (12)months after the date of termination of employment (the Executive's last day of work for Holdings) or (ii) the period during which the Executive is receiving payments from Holdings pursuant to Section 4 hereof.

            (h) "Work Product" means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by the Executive either alone or with others in the course of employment with Holdings (including employment prior to the date of this Agreement).

      5.5 Remedies. Because the Executive's services are unique and because the Executive has access to Confidential Information, the Executive acknowledges and agrees that if the Executive breaches any of the provisions of Section 5 hereof, Holdings may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy. The restrictive covenants stated in Section 5 hereof are without prejudice to Holdings' rights and causes of action at law.

      5.6   Interpretation; Severability.

            (a) The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions and the other obligations contained in this Agreement, and the Executive recognizes that Holdings has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect Holdings' legitimate business interests.

            (b) The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect Holdings' valid business interests. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, Holdings shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive.

6.    Miscellaneous.

      6.1   Public Statements.

            (a) Media Nondisclosure. The Executive agrees that during the Employment Period or at any time thereafter, except as may be authorized in writing by Holdings, the Executive will not directly or indirectly disclose or release to the Media any information concerning or relating to any aspect of the Executive's employment or termination from employment with Holdings and/or any aspect of any dispute that is the subject of this Agreement. For the purposes of this Agreement, the term "Media" includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room and/or program (past, present and/or future), whether published through the means of print, radio, television and/or the Internet or otherwise, and any member, representative, agent and/or employee of the same.

            (b) Non-Disparagement. The Executive agrees that during the Employment Period or at any time thereafter, the Executive will not make any statements, comments or communications in any form, oral, written or electronic to any Media or any customer, client or supplier of Holdings or any of its Affiliates, which would constitute libel, slander or disparagement of Holdings or any of its Affiliates, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to Holdings or any of its Affiliates; provided, however, that the terms of this
Section 6.1(b) shall not apply to communications between the Executive and, as applicable, the Executive's attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The Executive further agrees that the Executive will not in any way solicit any such statements, comments or communications from others.

      6.2 ARBITRATION. SUBJECT TO THE RIGHTS UNDER SECTION 6.3 HEREOF TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF, BINDING ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY AND ALL DISPUTES,

CLAIMS OR CONTROVERSIES, WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT BY OR TERMINATION FROM THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) (COLLECTIVELY, "DISPUTES"). THE PARTIES EACH WAIVE THE RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO ADJUDICATE THEIR DISPUTES UNDER THIS AGREEMENT OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

            (a) Procedure Generally. The parties agree to submit the Dispute to a single arbitrator selected from a panel of JAMS arbitrators. The arbitration will be governed by the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the arbitration is commenced, subject to the terms and modifications of this Agreement. If for any reason JAMS cannot serve as the arbitration administrator or cannot fulfill the panel requirements of the Arbitration Provision, Holdings may select an alternative arbitration administrator, such as AAA, to serve under the terms of this Agreement.

            (b) Arbitrator Selection. To select the arbitrator, the parties shall make their respective strikes from a panel of former federal court judges and magistrates, to the extent available from JAMS (the "First Panel"). If the parties cannot agree upon an arbitrator from the First Panel or if such a panel is not available from JAMS, then the parties will next make their respective strikes from a panel of former Illinois state court trial and appellate judges, to the extent available from JAMS (the "Second Panel"). Any arbitrators proposed for the First and Second Panels provided for in this Section 6.2(d) must be available to serve in the Agreed Venue. If the parties cannot agree upon an arbitrator from the Second Panel or if such a panel is not available from JAMS, then the parties will next make their respective strikes from the panel of all other JAMS arbitrators available to serve in the Agreed Venue.

            (c) VENUE. THE PARTIES STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION PROCEEDING (AND OF ANY OTHER PROCEEDING, INCLUDING ANY COURT PROCEEDING, UNDER THIS AGREEMENT) SHALL BE CHICAGO, ILLINOIS (THE "AGREED VENUE").

            (d) Authority and Decision. The arbitrator shall have the authority to award the same damages and other relief that a court could award. The arbitrator shall issue a reasoned award explaining the decision and any damages awarded. The arbitrator's decision will be final and binding upon the parties and enforceable by a court of competent jurisdiction. The parties will abide by and perform any award rendered by the arbitrator. In rendering the award, the arbitrator shall state the reasons therefor, including (without limitation) any computations of actual damages or offsets, if applicable.

            (e) Fees and Costs. In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne by the parties equally. In addition, the parties shall each bear their own costs, expenses and attorneys' fees incurred in arbitration.

            (f) Limited Scope. The following are excluded from binding arbitration under this Agreement: claims for workers' compensation benefits or unemployment benefits; replevin; and claims for which a binding arbitration agreement is invalid as a matter of law.

      6.3 Injunctive Relief. The parties hereto may seek injunctive relief in arbitration; provided, however, that as an exception to the arbitration agreement set forth in Section 6.2 hereof, the parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request injunctive or other equitable relief regarding the terms of Sections 5 or 6.2 hereof. The exclusive venue of any such proceeding shall be in the Agreed Venue. The parties agree (a)to submit to the jurisdiction of any competent court in the Agreed Venue, (b)to waive any and all defenses the Executive may have on the grounds of lack of jurisdiction of such court and (c)that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief. Evidence adduced in any such proceeding for an injunction may be used in arbitration as well. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a party hereto may have at law or in equity.

      6.4 Settlement of Existing Rights. In exchange for the other terms of this Agreement, the Executive acknowledges and agrees that: (a)the Executive's entry into this Agreement is a condition of employment and/or continued employment with Holdings, as applicable; (b)except as otherwise provided herein, this Agreement will replace any existing employment agreement between the parties and thereby act as a novation, if applicable; (c)the Executive is being provided with access to Confidential Information, including, without limitation, proprietary trade secrets of one or more Company Parties, to which the Executive has not previously had access; (d)all Company inventions and intellectual property developed by the Executive during any past employment with Holdings and all goodwill developed with Holdings' clients, customers and other business contacts by the Executive during any past employment with Company, as applicable, is the exclusive property of Holdings; and (e)all Confidential Information and/or specialized training accessed, created, received or utilized by the Executive during any past employment with Company, as applicable, will be subject to the restrictions on Confidential Information described in this Agreement, whether previously so agreed or not.

      6.5 Indemnification. The Executive shall be entitled from the Effective Date until the end of the Employment Period in the capacity as an officer or director of Holdings or any of its subsidiaries to the benefit of the indemnification provisions contained in the By-Laws of Holdings or as a matter of law, whichever is greater. In addition, during the term of the Executive's employment, and for as long as liability may exist thereafter, the Executive shall be covered under any directors' and officers' insurance policy maintained by Holdings to the highest level of such coverage as provided to any other director or officer of Holdings.

      6.6 Post-Termination Assistance. During the Restricted Period, the Executive shall cooperate, at the reasonable request of Holdings (i)in the transition of any matter for which the Executive had authority or responsibility during the Employment Period, or (ii)with respect to any other matter involving Holdings for which the Executive may be of assistance. The Executive shall be entitled to reimbursement of any out-of-pocket expenses he incurs in providing such assistance upon submission of documentation supporting such expenses.

      6.7 Entire Agreement; Waiver. This Agreement contains the entire agreement between the Executive and Holdings with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

      6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to principles of conflict of laws.

      6.9 Successors and Assigns; Binding Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns. This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others. As used herein, the term "successor" as it relates to Holdings, shall include, but not be limited to, any successor by way of merger, consolidation or sale of all or substantially all of such Person's assets or equity interests.

      6.10 Representation by Counsel; Independent Judgment. Each of the parties hereto acknowledges that (a)it or the Executive has read this Agreement in its entirety and understands all of its terms and conditions, (b)it or the Executive has had the opportunity to consult with any individuals of its or the Executive's choice regarding its or the Executive's agreement to the provisions contained herein, including legal counsel of its or the Executive's choice, and any decision not to was the Executive's or its alone and (c)it or the Executive is entering into this Agreement of its or the Executive's own free will, without coercion from any source, based upon its or the Executive's own independent judgment.

      6.11 Interpretation. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that the Executive, it, or the Executive's or its counsel was the drafter thereof.

      6.12 Survival. The applicable provisions of Sections 4, 5 and 6 hereof shall survive the termination of this Agreement.

      6.13 Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

      If to Holdings or Holdings, to:

                 Bauble Holdings Corp.
                 2400 W. Central Rd.
                 Hoffman Estates, IL 60192
                 Attention:  General Counsel
      with a copy (which shall not constitute notice) to:

                 Morgan Lewis & Bockius
                 101 Park Avenue
                 New York, NY  10178
                 Attention:  Gary Rothstein, Esq.
                 Telephone:  (212) 309-6360
                 Facsimile:  (212) 309-6001
                 E-mail:  grothstein@morganlewis.com

      If to the Executive, to:

                 Eugene S. Kahn
                 at the address most recently on file in the records of Holdings or to such other address as one party may provide in writing to the other party from time to time.

      6.14 No Conflicts. The Executive represents and warrants to Holdings that his acceptance of employment and the performance of his duties for Holdings will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which he is or was a party or of which he is aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement.

      6.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

      6.16 Captions. Paragraph headings are for convenience only and shall not be considered a part of this Agreement.

      6.17 No Third Party Beneficiary Rights. Except as otherwise provided in this Agreement, no entity shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.

      6.18 Withholdings. Any payments provided for hereunder shall be paid net of any applicable withholdings required under Federal, state or local law and any additional withholdings to which Executive has agreed.

      6.19 No Mitigation. In the event of any termination of the Executive's employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of Holdings under this Agreement.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, to be effective for all purposes as of the Closing Date.

                                            BAUBLE HOLDINGS CORP.

                                            By: /s/ Peter P. Copses
                                                --------------------------------
                                            Name: Peter P. Copses
                                            Title: President



                                            EXECUTIVE

                                            /s/ Eugene S. Kahn
                                            ------------------------------------
                                            Name:  Eugene S. Kahn

                                                                       Exhibit A

                                  CLAIRE'S INC.
                              STOCK INCENTIVE PLAN

Section 1. Purpose

      The Plan authorizes the Committee to provide employees or directors of the Company or its subsidiaries, who are in a position to contribute to the long-term success of the Company or its subsidiaries, with Shares or Options to acquire Shares in the Company. The Company believes that this incentive program will cause those individuals to increase their interest in the welfare of the Company and its subsidiaries, and aid in attracting, retaining and motivating individuals of outstanding ability.

Section 2.  Definitions

      Capitalized terms used herein shall have the meanings set forth in this Section.

      (a) "Affiliate" of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, "control" or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

      (b) "Claire's Investor" shall mean any of Apollo Investment Fund VI, L.P., Apollo Investors Claire's A LLC, and Apollo Investors Claire's B LLC, and each of their successors or assigns.

      (c)   "Board" means the Board of Directors of the Company.

      (d) "Cause" shall have the meaning ascribed thereto in any effective employment agreement between the Company or subsidiaries and the Grantee, or if no employment agreement is in effect that contains a definition of cause, then Cause shall mean a finding by the Committee that the Grantee has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (which, if curable, is not cured within 30 days after notice thereof to the Grantee by the Committee), (iv) materially violated any policy of the Company (which, if curable, is not cured within 30 days after notice thereof to the Grantee by the Committee), or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

      (e) "Committee" shall mean the Compensation Committee of the Board, unless a different committee is appointed by the Board to administer the Plan.

      (f) "Company" shall mean Claire's Inc., a corporation organized under the laws of the State of Delaware.

      (g) "Disability" shall have the meaning ascribed thereto in any effective employment agreement between the Company and the Grantee, or if no employment agreement is in effect that contains a definition of disability, then Disability shall mean any physical or mental incapacitation which results in a Grantee's inability to perform his duties and responsibilities hereunder, as determined by the Committee in its good faith judgment, for a period of 180 consecutive days.

      (h) "Employee" shall mean any individual that is providing services to the Company or any of its subsidiaries as an employee or director.

      (i) "Grant Letter" shall mean a letter, certificate or other agreement accepted by the Grantee, evidencing the grant of an Option hereunder and containing such terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall approve.

      (j)   "Grantee" shall mean an Employee granted an Option under the Plan.

      (k) "ISO" shall mean any Option or portion thereof that meets the requirements of an incentive stock option under Section 422 of the Internal Revenue Code of 1986, and that is designated by the Committee to be an ISO.

      (l) "Nonqualified Option" shall mean any Option or portion thereof that is not an ISO.

      (m) "Options" shall refer to options issued under and subject to the Plan.

      (n) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

      (o) "Plan" shall mean this Stock Incentive Plan as set forth herein and as amended from time to time.

      (p) "Qualified IPO" means a sale by the Company of Shares in an initial underwritten (firm commitment) public offering registered under the Securities Act of 1933, with gross proceeds to the Company of not less than $300 million, resulting in the listing of the Shares on a nationally recognized stock exchange, including without limitation the Nasdaq Stock Market.

      (q) "Share" shall mean a share of common stock of the Company, or of any class of security, if any, into which such common stock may be converted or for which such common stock may be exchanged.

      (r) "Specified Conduct" means a Grantee's (i) unauthorized disclosure of confidential information relating to the Company or its Affiliates,
            (ii) engaging, directly or indirectly, as an employee, partner, consultant, director, stockholder, owner, or agent in any business that is competitive with the businesses conducted by the Company and its Affiliates at the time of termination of Grantee's employment,
            (iii) soliciting or inducing, directly or indirectly, any former, present or prospective customer or client of the Company or its Affiliates to purchase any services or products offered by the Company or its Affiliates from any Person other than the Company or its Affiliates, or (iv) hiring, directly or indirectly, any individual who was an employee of the Company or its Affiliates within the six month period prior to termination of Grantee's employment, or soliciting or inducing, directly or indirectly, any such individual to terminate his or her employment with the Company or its Affiliates.

Section 3.  Shares Available under the Plan

      Subject to the provisions of Section 7, the total number of Shares that may be issued under the Plan shall not exceed 6,160,300. If, prior to exercise, any awards are forfeited, lapse or terminate for any reason without issuance of Shares, the Shares covered thereby may again be available for Option grants under the Plan.

Section 4.  Administration of the Plan

      (a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

            (i) to select the Employees to whom Options or Shares may be granted;

            (ii) to determine the number of Shares awarded or subject to an Option;

            (iii) to determine the terms and conditions of any Shares or Option granted under the Plan, including the purchase or exercise price, conditions relating to exercise, and termination of the right to exercise;

            (iv) to determine whether any Option shall be an ISO or a Nonqualified Option;

            (v) to determine the restrictions or conditions related to the delivery, holding and disposition of Shares;

            (vi) to prescribe the form of each Grant Letter;

            (vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

            (viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Option or award of Shares, or Grant Letter or other instrument hereunder; and

            (ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

      (b) Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, Grantees, or any Person claiming any rights under the Plan from or through any Grantee, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Affiliate of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.

      (c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any of its Affiliates, the Company's independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

Section 5.  Option Termination.

      Unless otherwise determined by the Committee and set forth in a Grant Letter, Options shall terminate on the earliest of:

            (a) the 91st day following the date the Grantee ceases to be an Employee for any reason (except if such cessation is on account of death or Disability, the 181st day following such cessation); provided, however, that (i) in all cases the portion of any Option that did not vest prior to or upon the date of termination of employment or engagement for any reason shall terminate immediately upon such termination, and (ii) if such termination is for Cause, the vested portion shall terminate as well;

            (b) the seventh anniversary of the date of grant as set forth in the Grant Letter; and

            (c) cancellation, termination or expiration of the Options pursuant to action taken by the Committee in accordance with Section 7.

Section 6.  Exercise of Options

            (a) Only the vested portion of any Option may be exercised. A Grantee shall exercise an Option by delivery of written notice to the Company setting forth the number of Shares with respect to which the Option is to be exercised, together with cash, a certified check or bank draft payable to the order of the Company, in amount equal to the sum of the exercise price for such Shares and any withholding tax obligation arising in connection with such exercise. The Committee may, in its sole discretion, permit other forms of payment, including notes or other contractual obligations of a Grantee to make payment on a deferred basis.

            (b) Before the Company issues any Shares to a Grantee pursuant to the exercise of an Option, the Company shall have the right to require that the Grantee make such provision, or furnish the Company such authorization, necessary or desirable so that the Company may satisfy its obligation under applicable tax laws to withhold for income or other taxes due upon or incident to such exercise. The Committee, may, in its discretion, permit such withholding obligation to be satisfied through the withholding of Shares that would otherwise be delivered upon exercise of the Option.

            (c) As a condition to the grant of an Option or delivery of any Shares upon exercise of an Option, the Company shall have the right to require that the Grantee become party to any stockholders agreement then in effect.

Section 7.  Adjustment Upon Changes in Capitalization

      In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange or issuance of Shares or other securities, any stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar transactions or events, affects the Shares, then the Committee shall make such equitable adjustment as it determines in its discretion is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, including adjustment in (i) the number and kind of Shares deemed to be available thereafter for grants of Options or Shares under Section 3, (ii) the number and kind of Shares that may be delivered or deliverable in respect of outstanding Options, and (iii) the exercise price. In addition, the Committee is authorized to make such adjustments as it shall in its sole discretion determine are appropriate in the terms and conditions of, and the criteria included in, Options and Shares (including, without limitation, cancellation of Options in exchange for the in-the-money value, if any, of the vested portion thereof, cancellation of unvested and/or out-of-the-money Options for no consideration, substitution of

Options using securities of a successor or other entity, acceleration of the time that Options expire, or adjustment of performance targets or the manner in which they are calculated) in recognition of unusual or nonrecurring events (including, without limitation, an event described in the preceding sentence) affecting the Company, the Claire's Investors or any other Affiliate of the Company or the financial statements of the Company, the Claire's Investors or any Affiliate of the Company, or in response to changes in applicable laws, regulations or accounting principles.

Section 8.  Restrictions/Rights on Shares.

      (a) Restrictions on Issuing Shares. No Shares shall be issued or transferred to an Employee under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition the acquisition of Shares on the Grantee's undertaking in writing to comply with such restrictions on any subsequent disposition of the Shares issued or transferred thereunder as the Committee shall deem necessary or advisable as a result of any applicable law, regulation, official interpretation thereof, or any underwriting agreement.

      (b) ISO Notice. A Grantee shall notify the Company of any disposition of Shares acquired upon exercise of an ISO if such disposition occurs within one year of the date of such exercise or within two years of the date of grant of such ISO. The Company may impose such procedures as it determines may be necessary to ensure that such notification is made.

      (c) Transfer Restrictions. Except for transfers made pursuant to Sections 8(d) or (e) below, Shares issued to a Grantee pursuant to the Plan may not be sold, pledged, encumbered or otherwise transferred, other than by the laws of decent and distribution (but such Shares shall in any event remain subject to the terms of the Plan and Grant Certificate).

      (d) Repurchase Right. Unless otherwise determined in a Grant Letter, the Company shall have the right (but not the obligation) to repurchase any or all of the Shares acquired upon exercise of the Options upon a Grantee's ceasing to be an Employee for any reason. Such right shall be exercisable by the Company during the one year period following the later of the date of such cessation or the date the Option is exercised. The price per Share to be paid by the Company should it choose to exercise its repurchase right shall equal the fair market value per share, as determined by the Board in good faith; provided, however, if the Shares are to be repurchased following a termination for Cause, or if, prior to such repurchase the Grantee engages in Specified Conduct, then the price per Share to be paid by the Company shall not exceed the price per Share paid by the Grantee, less any distributions paid in respect of such Share. The price per Share to be paid by the Company should it choose to exercise its repurchase right shall be paid in cash or by plain check against delivery of certificates representing the repurchased Shares; provided that, if such payment would result in a default or breach on the part of the Company or any subsidiary under any loan or other agreement, then payment shall be deferred until the first business day that it may occur without any such default or breach existing or resulting (and such deferral shall be credited with a market rate of interest as determined by the Committee), provided, further that if such payment cannot be made within two years of the date of such repurchase, the Grantee may elect to cancel such repurchase and receive a return of the repurchased Shares. The Company may offset against the payment of the repurchase price any amounts owed by the Grantee to the Company or any Affiliate of the Company. Should the Company choose not to exercise its repurchase right, or is otherwise prohibited by law or contract from doing so, any Claire's Investor or its controlling Affiliates may exercise such right as if it were the Company.

      (e) Drag-Along Right. If one or more Claire's Investors notifies a holder of Shares issued under the Plan that it or they desires to sell Shares representing at least a majority of the outstanding Shares of the Company and specifies the terms and conditions of such proposed transfer, then such holder shall take all necessary and desirable actions reasonably requested by such Claire's Investors in connection with the consummation of such sale, and within ten (10) business days of the receipt of such notice (or such longer period of time as such Claire's Investors shall designate in such notice) such holder shall cause a pro rata number of his Shares to be sold to the designated purchaser on the same terms and conditions for the same per share consideration and at the same time as the Shares being sold by such Claire's Investors. In furtherance, and not in limitation, of the foregoing, in connection with such a sale, such holder will, (i) consent to and raise no objections against the sale or the process pursuant to which it was arranged, (ii) waive any dissenter's rights and other similar rights and (iii) execute all documents containing such terms and conditions as those executed by such Claire's Investors as directed by such Claire's Investors.

      (f) Tag-Along Right. If one or more Claire's Investors desires to sell Shares representing at least a majority of the outstanding Shares of the Company (disregarding any sale to Affiliates of such Claire's Investor), the Company shall notify a holder of Shares in writing. After such notice, a holder of Shares issued under the Plan may, but is not obligated to, by written notice, request that such Claire's Investor cause such designated purchaser to purchase on the same terms and conditions as are applicable to such Claire's Investor's Shares, the number of such holder's Shares to be sold, which as a percentage of such Holder's Shares shall not exceed the percentage of such Claire's Investor's Shares to be sold. The Company shall cause such Claire's Investor to agree, within ten (10) business days of the receipt of such notice (or such longer period of time as such Claire's Investor shall designate in such notice) to cause such holder's Shares to be purchased by the designated purchaser on the same terms and conditions for the same per share consideration and at the same time as the sale of the Claire's Investor's Shares. In furtherance, and not in limitation, of the foregoing, in connection with such a sale, such holder will,
(i) consent to and raise no objections against the sale or the process pursuant to which it was arranged, (ii) waive any dissenter's rights and other similar rights and (iii) execute all documents containing such terms and conditions as those executed by such Claire's Investor as directed by such Claire's Investor.

      (g) Voting. Each holder of Shares issued under the Plan shall be deemed to have irrevocably appointed Apollo Management VI, L.P. on behalf of certain affiliated co-investment partnerships (with full power of substitution), as such holder's proxy and attorney-in-fact (in such capacity, the "Proxy Holder") to vote and give or withhold consent, with respect to all Shares held by such stockholder at any time, for all matters subject to the vote of such holder from time to time in such manner as the Proxy Holder shall determine in its sole and absolute discretion, whether at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company or by written consent or otherwise, giving and granting to the Proxy Holder all powers such holder would possess if personally present and hereby ratifying and confirming all that the Proxy Holder shall lawfully do or cause to be done by virtue hereof. The Proxy Holder shall not have any liability to any holder of Shares as a result of any action taken or failure to take action pursuant to the foregoing proxy except for any action or failure to take action not taken or omitted in good faith or which involves intentional misconduct or a knowing violation of applicable law. The Company acknowledges the validity of the foregoing irrevocable proxy, and agrees to recognize the Proxy Holder as the sole attorney and proxy for each such holder of Shares at all times.

      (g) Qualified  IPO. The rights and  restrictions  contained in subsections
(d), (e) and (f) above shall lapse upon a Qualified IPO, and the restrictions in paragraph (c) shall lapse on the first anniversary of a Qualified IPO; provided, however, that unless otherwise determined by the Committee, each Grantee shall enter into such standstill agreements and related agreements as the managing underwriters of such Qualified IPO may request.

      (h) Certificates for Shares. Shares issued under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Shares are registered in the name of a Grantee, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares, and the Company may retain physical possession of the certificates, in which case the Grantee shall be required to have delivered a power of transfer to the Company, endorsed in blank, relating to the Shares.

      (i) Third Party Beneficiaries Rights. The Claire's Investors and their Affiliates shall be third party beneficiaries under subsections (d) and (e), and Apollo Management VI, L.P. shall be a third party beneficiary under subsection
(g), and they each shall be entitled to enforce their rights thereunder as to any Grantee.

Section 9.  General Provisions

      (a) Grant Letter. Each award under the Plan shall be evidenced by a Grant Letter. The terms and provisions of such Grant Letters may vary among Grantees and among different awards granted to the same Grantee.

      (b) No Right to Employment. The grant of an award under the Plan in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee's employment relationship with the Company or its Affiliates, or, with respect to an Option, until the Option is exercised and Shares are issued, any rights as a stockholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a Grantee shall cease to be an Employee upon a sale of any subsidiary of the Company that employs or engages such Grantee, unless the Grantee shall otherwise continue to provide services to the Company or another subsidiary of the Company as an employee or director.

      (c) No Funding. No Grantee, and no beneficiary or other Persons claiming under or through the Grantee, shall have any right, title or interest by reason of any award under the Plan to any particular assets of the Company or Affiliates of the Company, or any Shares allocated or reserved for the purposes of the Plan or subject to any Option except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company's obligations under the Plan.

      (d) No Transfers. No Option may be sold, transferred, assigned, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee's lifetime only by the Grantee. Upon a Grantee's death, the estate or other beneficiary of such deceased Grantee shall be subject to all the terms and conditions of the Plan and Grant Letter, including the provisions relating to the termination of the right to exercise an Option.

      (e) Governing Law; Jurisdiction. The Plan shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois, except to the extent that the Delaware General Corporation Law applies as a result of the Company being incorporated in the State of Delaware, in which case the Delaware General Corporation Law shall apply. Each Grantee, and each beneficiary or other Person claiming under or through the Grantee by accepting the grant of an Option consents to the exclusive jurisdiction of any state or federal court located within the State of Illinois, agrees that all actions or proceedings relating to the Plan shall be litigated in such courts, waives any defense of forum non conveniens, and agrees to be bound by any final and nonappealable judgment rendered thereby in connection with the Plan. To the extent the Grantee is a party to an employment agreement with the Company or any of its subsidiaries that provides for binding arbitration of employment disputes, then any disputes between the Company and such Grantee arising under the Plan shall be arbitrated in accordance with the procedures set forth in such employment agreement.

Section 10. Amendment or Termination

      In addition to its authority elsewhere in the Plan, the Committee may, at any time, amend or terminate the Plan or any Grant Letter; provided, however, that, no such action shall adversely affect the rights of Grantees with respect to Options or other awards previously granted hereunder or under such Grant Letter.

                                                                       Exhibit B

                              BAUBLE HOLDINGS CORP.
                         c/o Apollo Management VI, L.P.
                          10250 Constellation Boulevard
                                   Suite 2900
                              Los Angeles, CA 90067

May 29, 2007

Eugene S. Kahn
2400 W. Central Rd.
Hoffman Estates, IL 60192

Re:   Grant of Stock Options

Dear Gene:

We are pleased to inform you that you have been granted options to purchase 1,353,280 shares of common stock of Bauble Holdings Corp. (the "Company"). As further described below, the options have varying features relating to vesting and are denominated as an "Investment Option", a "Time Option" a "Target Performance Option" and a "Stretch Performance Option". These options and are collectively referred to as the "Options", and the Target Performance Option and the Stretch Performance Option are collectively referred to as the "Performance Options". The Time Option and the Performance Options have been granted pursuant to the Company's Stock Incentive Plan (the "Plan"), a copy of which is attached, and are subject in all respects to the provisions of the Plan, except as specifically modified hereby. The Investment Option has not been granted under the Plan and shall have no effect on the number of options that may be awarded under the Plan. However, in all other respects, the Investment Option shall be treated as if it were awarded under the Plan, and shall be subject to the terms and conditions of the Plan, except as specifically modified hereby. Capitalized terms not otherwise defined in the text are defined in the Plan.

1.    Investment Option: The key terms of the Investment Option are as follows:

      (a)   Number of Shares. 100,000

      (b)   Exercise Price per Share. $10.00

      (c) Vesting. The Investment Option is fully vested and immediately exercisable.

2.    Time Option: The key terms of the Time Option are as follows:

      (a)   Number of Shares. 477,440

      (b)   Exercise Price per Share. $10.00

      (c) Vesting. The Time Option will vest and become exercisable in four equal annual installments on May 29, 2008, 2009, 2010 and 2011, provided that the Time Option will become fully vested and exercisable immediately prior to a "Change of Control" (as defined in the Employment Agreement among you and the Company dated as of April 19, 2007 (the "Employment Agreement").

3. Target Performance Option: The key terms of the Target Performance Option are as follows:

      (a)   Number of Shares. 477,440

      (b)   Exercise Price per Share. $10.00

      (c)   Vesting.

            (i) If on any Measurement Date, the Value Per Share equals or exceeds the Target Stock Price (the "Target Performance Goal"), then (1) if such Measurement Date is other than the date of a Bauble Investors Liquidity Event, the Target
                  Performance Option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of such Measurement Date, provided that if a Change of Control occurs after any such Measurement Date, any unvested installment shall become fully vested immediately prior to the Change of Control, and (2) if such Measurement Date is the date of a Bauble Investors Liquidity Event, the Target Performance Option will become fully vested and immediately exercisable at such time.

            (ii) If, on any Measurement Date prior to a Qualified IPO, the Target Performance Goal would be satisfied by disregarding in the calculation of Net Equity Value, some portion, but not all, of your Target Performance Option as well as similar target performance options granted to other employees, then a portion of your Target Performance Option shall vest, as determined by the Option Committee in a fair and equitable manner.

      (d) Definitions. For purposes of both the Target Performance Option and the Stretch Performance Option:

            (i) "Bauble Investors Liquidity Event" means any transaction (including, without limitation, a stock sale, redemption or buy back, merger, consolidation or otherwise) immediately following which all of the Shares held by all Bauble Investors have been exchanged for or converted into consideration, all or substantially all of which consists of cash or readily marketable securities that the Bauble Investors can immediately resell for cash at prevailing quoted prices without legal, contractual or market restrictions.

            (ii) "Fully Diluted Shares" means, on any Measurement Date, the number of Shares outstanding, plus the number of Shares subject to all outstanding options, warrants and rights to acquire Shares, whether or not exercisable.

            (iii) "Measurement  Date"  means (1) prior to a Qualified  IPO,  the last day of any fiscal quarter, starting with the last day of the eight full fiscal quarter after May 29, 2007, (2) following a Qualified IPO, each trading day, starting with the 90th trading day following the Qualified IPO, or (3) the date of a Bauble Investors Liquidity Event, whether before or after a Qualified IPO.

            (iv) "Net Equity Value" means (1) 8.5 multiplied by the Company's consolidated earnings, before interest, income taxes, depreciation and amortization ("EBITDA") for the four fiscal quarters ending upon a Measurement Date, plus (2) the sum of cash, cash equivalents, and the aggregate exercise price of all outstanding options or warrants to purchase Shares, whether or not exercisable, in each case as of the Measurement Date, less (3) debt as of the Measurement Date. EBITDA, cash and debt shall be determined by the Option Committee based on the Company's financial statements for such period, subject to such adjustments to reflect unusual, nonrecurring or extraordinary events as the Option Committee shall deem equitable and appropriate.

            (v) "Stretch Target Stock Price" means $10.00, accumulated at an effective annual rate of 32% from May 29, 2007 to the Measurement Date, provided that the Option Committee shall make such adjustment to the Stretch Target Stock Price as it reasonably determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.

            (vi) "Target Stock Price" means $10.00, accumulated at an effective annual rate of 22.5% from May 29, 2007 to the Measurement Date, provided that the Option Committee shall make such adjustment to the Target Stock Price as it reasonably determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.

            (vii) "Value Per Share" means (1) prior to a Qualified  IPO, the Net
                  Equity Value divided by the Fully Diluted Shares, (2) following a Qualified IPO, the average closing price of a Share for the period of 90 consecutive trading days ending on the Measurement Date, or (3) upon a Bauble Investors Liquidity Event, the price per Share realized by the Bauble Investors.

4. Stretch Performance Option: The key terms of the Stretch Performance Option are as follows:

      (a)   Number of Shares. 298,400

      (b)   Exercise Price per Share. $10.00

      (c)   Vesting.

            (i) If on any Measurement Date, the Value Per Share equals or exceeds the Stretch Stock Price (the "Stretch Performance Goal"), then (1) if such Measurement Date is other than the date of a Bauble Investors Liquidity Event, the Stretch Performance Option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of such Measurement Date, provided that if a Change of Control occurs after any such Measurement Date, any unvested installment shall become fully vested immediately prior to the Change of Control, and (2) if such Measurement Date is the date of a Bauble Investors Liquidity Event, the Stretch Performance Option will become fully vested and immediately exercisable at such time.

            (ii) If, on any Measurement Date prior to a Qualified IPO, the Stretch Performance Goal would be satisfied by disregarding in the calculation of Net Equity Value, some portion, but not all, of your Stretch Performance Option as well as similar stretch performance options granted to other employees, then a portion of your Stretch Performance Option shall vest, as determined by the Option Committee in a fair and equitable manner.

5. Termination of the Options. The Options shall terminate on the earliest of:

      (a)   immediately upon termination of your employment if for Cause;

      (b) immediately upon termination of your employment for any reason as to the portion of any Option that did not vest prior to or upon the date of such termination;

      (c) the 91st day following the date of termination of your employment, other than for Cause, death, Total Disability (as defined in your Employment Agreement) or other than under circumstances entitling you to severance benefits under Section 4.3 of your Employment Agreement;

      (d) the 181st day following the date of termination of your employment under circumstances entitling you to severance benefits under
            Section 4.3 of your Employment Agreement;

      (e) the first anniversary of the date of termination of your employment by reason of your death or Total Disability;

      (f) as to any Performance Option, the date of a Bauble Investors Liquidity Event to the extent the Target Performance Goal or Stretch Performance Goal, as applicable, is not achieved at such time, or was not previously achieved;

      (g)   the seventh anniversary of the date hereof; and

      (h) cancellation, termination or expiration of the Options pursuant to action taken by the Option Committee in accordance with Section 7 of the Plan.

      Notwithstanding the forgoing, following a Change of Control, paragraphs 5(c), (d) and (e) above shall be inapplicable.

6. Vesting upon Certain Terminations. As to the Time Option and each Performance Option where the applicable Performance Goal had previously been achieved (i) each such Option will become fully vested and exercisable upon termination of your employment by reason of your death or "Total Disability", as defined in your Employment Agreement, and (ii) a portion of each such Option will become vested and exercisable upon termination of your employment under circumstances entitling you to severance benefits under Section 4.3 of your Employment Agreement, such portion to equal the portion of each such Option that would have vested on the next scheduled vesting date had your employment not so terminated, multiplied by a fraction, the numerator of which is the number of days that elapsed from the most recent vesting date to the date of such termination, and the denominator of which is 365.

7. Federal Taxes: The Options granted to you are treated as "nonqualified options" for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. When you sell the Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Options.

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter.

Sincerely,

BAUBLE HOLDINGS CORP.

By:/s/ Lance Milken
   -------------------------
Name: Lance Milken
Title: Secretary

Agreed to and Accepted by:

/s/ Eugene S. Kahn
   -------------------------
Eugene S. Kahn

                                                                       Exhibit C

                              BAUBLE HOLDINGS CORP.
                         c/o Apollo Management VI, L.P.
                          10250 Constellation Boulevard
                                   Suite 2900
                              Los Angeles, CA 90067

May 29, 2007

Eugene S. Kahn
2400 W. Central Rd.
Hoffman Estates, IL 60192

Re:   Acquisition of Shares

Dear Gene:

This will evidence our agreement, effective on May 29, 2007 (the "Effective Date") relating to the purchase by you from Bauble Holdings Corp., a Delaware corporation (the "Company"), of 100,000 shares of the Company's common stock (the "Common Stock"), as well as the award by the Company to you of 75,000 shares of Common Stock, in each case on the terms and conditions set forth in this letter agreement (the "Letter Agreement"). The shares of Common Stock so purchased are hereinafter referred to as the "Purchased Shares" and the shares of Common Stock so awarded are hereinafter referred to as the "Awarded Shares", and collectively are referred to as the "Shares". Capitalized terms used below and not otherwise defined in the text shall have the meaning set forth in paragraph 7.

1. Purchase Price. The purchase price per Purchased Share is $10.00, for a total of $1,000,000 payable by wire transfer to the Company on the Effective Date. The Awarded Shares shall be issued for no cost to you (other than in respect of taxes, as provided in paragraph 6 below).

2. Vesting. All of the Purchased Shares will be treated as "Vested Shares" on the Effective Date. The Awarded Shares will be "Unvested Shares" and will become "Vested Shares" as to 25% of the total number of Shares on each of the first four anniversaries of the Effective Date, provided that all of the Unvested Shares will become Vested Shares upon a "Change of Control" (as defined in the Employment Agreement among you and the Company dated as of April 19, 2007 (the "Employment Agreement")), or upon termination of your employment by reason of your death or "Total Disability" as defined in your Employment Agreement. In addition, upon a termination of your employment under circumstances entitling you to severance benefits under
      Section 4.3 of your Employment Agreement, a number of Unvested Shares shall become Vested Shares as is equal to the number of Unvested Shares that would have become Vested Shares on the next scheduled vesting date had your employment not so terminated, multiplied by a fraction, the numerator of which is the number of days that elapsed from the most recent vesting date to the date of such termination, and the denominator of which is 365.

3.    Forfeiture; Repurchase Right.

            (a) Upon termination of your employment with the Company and its Affiliates for any reason, all of your Unvested Shares shall immediately be forfeited to the Company for no consideration.

            (b) The Company shall have the right (but not the obligation) to repurchase any or all of your Vested Shares upon termination of your employment with the Company and its Affiliates for any reason. Such right shall be exercisable by the Company during the one year period following the date of such termination' unless prior to the Company's exercise of such right you have disposed of the Shares in accordance with the terms of this Letter Agreement. Notwithstanding the foregoing, this paragraph 3(b) shall not apply to any of the Purchased Shares.

            (c) The price per Share to be paid by the Company should it choose to exercise its repurchase right pursuant to paragraph 3(b) shall equal the Fair Market Value per Share; provided, however, that the price per Share to be paid by the Company shall equal the lower of the price per Share you paid to the Company (if any), less any distributions you received in respect of such Share, or the Fair Market Value per Share if the Shares are to be repurchased following termination of your employment for Cause, or are to be repurchased following your termination of employment for any reason, and prior to such repurchase you engage in "Specified Conduct". For these purposes "Specified Conduct" means (i) your unauthorized disclosure of confidential information relating to the Company or its Affiliates, (ii) your engaging, directly or indirectly, as an employee, partner, consultant, director, stockholder, owner, or agent in any business that is competitive with the businesses conducted by the Company and its Affiliates at the time of your termination of employment,
      (iii) your soliciting or inducing, directly or indirectly, any former, present or prospective customer or client of the Company or its Affiliates to purchase any services or products offered by the Company or its Affiliates from any Person other than the Company or its Affiliates, or
      (iv) your hiring, directly or indirectly, any individual who was an employee of the Company or its Affiliates within the six month period prior to your termination of employment, or your soliciting or inducing, directly or indirectly, any such individual to terminate his or her employment with the Company or its Affiliates.

            (d) The price per Share to be paid by the Company should it choose to exercise its repurchase right shall be made paid by cash or plain check against delivery of certificates representing the Shares repurchased by the Company. The Company may offset against the payment of the repurchase price any amounts owed by you to the Company or any Affiliate of the Company (including under the Note described in paragraph 6(c) below). In such case the amount owed will to the extent of the offset be treated as satisfied.

            (e) Should the Company choose not to exercise its repurchase right, or is prohibited by law or contract from doing so, each Bauble Investor or its controlling Affiliates may exercise such right as if it were the Company.

4.    Restrictions/Rights on Shares.

            (a) Drag-Along Right. If one or more Bauble Investors notifies you that it or they desire to sell shares of Common Stock representing at least a majority of the outstanding shares of Common Stock of the Company (disregarding any sale to Affiliates of such Bauble Investor) and specifies the terms and conditions of such proposed sale, then you shall take all necessary and desirable actions reasonably requested by such Bauble Investors in connection with the consummation of such sale, and within ten (10) business days of the receipt of such notice (or such longer period of time as such Bauble Investors shall designate in such notice) you shall cause a pro rata number of your Shares to be sold to the designated purchaser on the same terms and conditions for the same per share consideration and at the same time as the shares of Common Stock being sold by such Bauble Investors. In furtherance, and not in limitation, of the foregoing, in connection with such a sale, you will,
      (i) consent to and raise no objections against the sale or the process pursuant to which it was arranged, (ii) waive any dissenter's rights and other similar rights and (iii) execute all documents containing such terms and conditions as those executed by such Bauble Investors as directed by such Bauble Investors.

            (b) Tag-Along Right. If one or more Bauble Investors desires to sell shares of Common Stock representing at least a majority of the outstanding shares of Common Stock of the Company (disregarding any sale to Affiliates of such Bauble Investor), the Company shall notify you in writing of the impending sale. After such notice, you may, but are not obligated to, by written notice, request that such Bauble Investor cause such designated purchaser to purchase on the same terms and conditions as are applicable to such Bauble Investor's Shares, the number of your shares of Common Stock to be sold, which as a percentage of your shares of Common Stock shall not exceed the percentage of such Bauble Investor's Shares to be sold. The Company shall cause such Bauble Investor to agree, within ten
      (10) business days of the receipt of such notice (or such longer period of time as such Bauble Investor shall designate in such notice) to cause your shares of Common Stock to be purchased by the designated purchaser on the same terms and conditions for the same per share consideration and at the same time as the sale of the Bauble Investor's Shares. In furtherance, and not in limitation, of the foregoing, in connection with such a sale, you will, (i) consent to and raise no objections against the sale or the process pursuant to which it was arranged, (ii) waive any dissenter's rights and other similar rights and (iii) execute all documents containing such terms and conditions as those executed by such Bauble Investor as directed by such Bauble Investor.

            (c) Restrictions on Transfer. Except for transfers made pursuant to paragraphs 3, 4(a) and 4(b), the Shares may not be sold, pledged, encumbered or otherwise transferred, other than by the laws of decent and distribution (but the Shares shall in any event remain subject to the terms of this Letter Agreement).

            (d) Voting. You hereby irrevocably appoint Apollo Management VI, L.P. on behalf of certain affiliated co-investment partnerships (with full power of substitution), as your proxy and attorney-in-fact (in such capacity, the "Proxy Holder") to vote and give or withhold consent, with respect to all shares of Common Stock held by you at any time, for all matters subject to your vote from time to time in such manner as the Proxy Holder shall determine in its sole and absolute discretion, whether at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company or by written consent or otherwise, giving and granting to the Proxy Holder all powers you would possess if personally present and hereby ratifying and confirming all that the Proxy Holder shall lawfully do or cause to be done by virtue hereof. The Proxy Holder shall not have any liability to you as a result of any action taken or failure to take action pursuant to the foregoing proxy except for any action or failure to take action not taken or omitted in good faith or which involves intentional misconduct or a knowing violation of applicable law. You hereby affirm that this irrevocable proxy is given in consideration for the mutual agreements contained in this Agreement and that this irrevocable proxy is coupled with an interest and may, under no circumstances, be revoked. The Company hereby acknowledges receipt of and the validity of the foregoing irrevocable proxy, and agrees to recognize the Proxy Holder as the sole attorney and proxy for you at all times. You intend that this irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

            (e) Qualified IPO. The restrictions and rights contained in paragraphs 3(b), 4(a), 4(b) and 4(d) shall lapse upon a Qualified IPO, and the restrictions contained in paragraph 4(c) shall lapse on the first anniversary of a Qualified IPO; provided, however, that paragraph 4(c) shall remain in effect with respect to Unvested Shares until they become Vested Shares; provided further, that unless otherwise determined by the Company, you shall enter into such standstill agreements and related agreements as the managing underwriters of such Qualified IPO may request.

            (f) Certificates for Shares. The Shares issued may be evidenced in such manner as the Company shall determine. If certificates representing the Shares are registered in your name, the certificates evidencing your Shares may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to your Shares, and the Company may retain physical possession of the certificates, in which case you shall be required to have delivered a power of transfer to the Company, endorsed in blank, relating to your Shares.

5.    Representations.

            (a) Authority. You have the requisite power, authority and capacity to execute this Letter Agreement and to perform your obligations under this Letter Agreement and to consummate the transactions contemplated hereby, and your acceptance has been duly and validly executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors' rights generally.

            (b) Shares Unregistered. You acknowledge that (i) the offer and sale, or grant of the Shares has not been registered under applicable securities laws; (ii) the Shares acquired by you must be held indefinitely; (iii) there is no established market for the Shares and it is not anticipated that there will be any such market for the Shares in the foreseeable future; (iv) you are acquiring the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof, and not with any present intention of distributing the Shares and you have no present plan or intention to sell any of the Shares; (v) either you are an "accredited investor" under Rule 501(a) of the Securities Act of 1933, or your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of your investment in the Shares; (vi) you and your representatives, including your professional, financial, tax and other advisors, if any, have carefully considered your proposed investment in the Shares, and you understand and have taken cognizance of (or have been advised by your representatives as to) the risk factors related to the acquisition of the Shares, and no representations or warranties have been made to you or your representatives concerning the Shares, the Company or the Company's business, operations, financial condition or prospects or other matters; (vii) in making your decision to purchase the Shares, you have relied upon independent investigations made by you and, to the extent believed by you to be appropriate, your representatives, including your professional, financial, tax and other advisors, if any; and (viii) you and your representatives have been given the opportunity to request to examine all documents of, and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the acquisition of the Shares and to obtain any additional information which you or your representatives deem necessary.

            (c) Acknowledgement. You acknowledge: (i) that this award of the opportunity to purchase the Shares is a one-time benefit, which does not create any contractual or other right to receive future awards, or benefits in lieu of awards; (ii) that all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) that the purchase of the Shares shall not create a right to further employment with the Company and shall not interfere with the Company's or your ability to terminate your employment relationship at any time with or without cause;
      (iv) that your purchase the Shares is voluntary; and (v) that this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

6.    Taxes on Awarded Shares.

            (a) Awarded Shares. Unless you file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), you will recognize income, taxable at ordinary income rates and subject to payroll tax withholding, on each date the Awarded Shares become Vested Shares in an amount equal to the fair market value of such Shares. However, if you timely file a Section 83(b) election, the date for measuring the amount of ordinary compensation income you must recognize is the Effective Date. In that case, the Company will take the position for all returns and reports it must file with the Internal Revenue Service (including your 2007 Form W-2) that the value of the Awarded Shares equals $750,000. To be effective, a Section 83(b) election must be filed with the Internal Revenue Service within 30 days of the Effective Date and attached to your 2007 federal income tax return, and a copy of the election must be filed with the Company. However, if you forfeit the Shares, you will not be entitled to recover the taxes you paid. When you sell the Shares, you will recognize capital gain (or loss) equal to the difference between the amount realized on the sale, and your tax basis in the shares (which is the amount of ordinary compensation income previously recognized). Such gain (or loss) will be taxed as long term capital gain (or loss) if you held the shares for more than one year. Your holding period starts on the vesting dates, unless you make a Section 83(b) election, in which case the holding period will start on the Effective Date. A sample form of Section 83(b) election is attached as Appendix I for your information. However, it is your responsibility to timely file such election. Because the Company is a privately held company, the determination of the fair market value of its shares is complicated. If the tax authorities determine that the fair market value should be calculated differently than the Company's calculation, you may have additional tax consequences. Tax laws change frequently and sometimes on a retroactive basis. You are advised to consult with your own tax or financial advisor, and should not rely on the Company's description of tax consequences above.

            (b) Withholding. The Company shall have the right to withhold from any amount payable or allocable to you such amounts as may be required in order for the Company to satisfy any withholding obligation that it may have under applicable law, and may condition the vesting of any Shares on your making arrangements necessary to enable the Company to satisfy any such withholding obligation.

            (c) Tax Loan. If you make a Section 83(b) election, upon the Company's receipt of its copy thereof, the Company will loan to you an amount equal to the federal, state and local taxes due by reason of such election (determined assuming you pay taxes at the highest applicable marginal rate), subject to your execution of (i) the Note attached as Appendix II, which will govern the repayment of such advance and the circumstances under which such repayment will be forgiven, and (ii) the Pledge Agreement attached as Appendix III, which will secure your repayment obligation to the Company.

7.    Definitions.

            (a) "Affiliate" means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

            (b) "Bauble Investor" shall mean any of Apollo Investment Fund VI, L.P., Apollo Investors Claire's A LLC, and Apollo Investors Claire's B LLC, and each of their successors or assigns.

            (c) "Cause" shall have the meaning ascribed thereto in the Employment Agreement.

            (d) "Fair Market Value" of the Shares on any given date shall be determined in good faith by the Board of Directors of the Company, taking into account such factors as the Board determines are appropriate.

            (e) "Person" means an individual, partnership, corporation, limited liability company or partnership, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.

            (f) "Qualified IPO" means a sale by the Company of shares of Common Stock in an initial underwritten (firm commitment) public offering registered under the Securities Act of 1933, with gross proceeds to the Company of not less than $300 million, resulting in the listing of the common stock on a nationally recognized stock exchange, including without limitation the Nasdaq National Market System.

8. Employee Data Privacy. As a condition of the award of this opportunity to purchase the Shares, you consent to the collection, use and transfer of personal data as described in this paragraph 8. You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, common shares or directorships held in the Company, details of all other entitlement to common shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the award of this opportunity to purchase Shares ("Data"). You further understand that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of this award, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in such implementation, administration and management. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the award of this opportunity to purchase Shares, including any requisite transfer of such Data as may be required for the administration of this award and/or the subsequent holding common shares on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

9. Third Party Beneficiaries Rights. The Bauble Investors and their Affiliates shall be third party beneficiaries under paragraphs 3(e) and 4(a) above, and Apollo Management VI, L.P. shall be a third party beneficiary under paragraph 4(d), and they each shall be entitled to enforce their rights thereunder.

10. Confidentiality. You agree not to disclose or discuss in any way the terms of this offer to or with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of this offer).

11. Governing Law. All questions concerning the construction, validity and interpretation of this Letter Agreement shall be governed and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois, except to the extent that laws of the Delaware apply as a result of the Company being incorporated in Delaware.

                                     * * * *

Sincerely,

BAUBLE HOLDINGS CORP.

By:/s/ Lance Milken
----------------------------
Name: Lance Milken
Title: Secretary

Agreed to and Accepted by:

/s/ Eugene S. Kahn
----------------------------
Eugene S. Kahn